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                                                                   EXHIBIT 10.23

                  SENIOR MANAGING DIRECTOR EMPLOYMENT AGREEMENT
                              (THOMAS G. ROTHERHAM)

                  THIS SENIOR MANAGING DIRECTOR EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 2nd day of August, 1999 (the "Effective Date"), by and between RSM McGladrey, Inc. and assigns ("RSM McGladrey") and Thomas G. Rotherham (the "Senior Managing Director"). All terms not otherwise defined herein shall have the meaning set forth in that certain asset purchase agreement by and among RSM McGladrey, McGladrey & Pullen, LLP ("McGladrey"), H&R Block, Inc. ("Block") and others dated June 28, 1999.

                                    RECITALS

                  WHEREAS, RSM McGladrey is a wholly owned, indirect subsidiary Block and RSM McGladrey is engaged in providing business services to the general public;

                  WHEREAS, Senior Managing Director desires employment with RSM McGladrey, and RSM McGladrey desires to employ Senior Managing Director to provide business services to clients of RSM McGladrey, on the terms and conditions set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1.       EMPLOYMENT; POSITION; RESPONSIBILITIES.

                           1.1. EMPLOYMENT. RSM McGladrey hereby employs Senior
Managing Director, and Senior Managing Director hereby accepts and undertakes such employment, pursuant to the terms and conditions of this Agreement.

                           1.2. POSITION; RESPONSIBILITIES. Senior Managing
Director shall hold the position of Chief Operating Officer and shall report to the Chief Executive Officer or Chief Operating Officer of Block. Senior Managing Director shall have the duties and responsibilities usually held by a Chief Operating Officer of a Block subsidiary corporation which duties and responsibilities shall include the integration of Block's national accounting firm operations with McGladrey's operations.

                  2. TERM. The term of the Senior Managing Director's employment hereunder and of this Agreement shall be at will. This Agreement shall commence on the date hereof. Thereafter, this Agreement may be terminated pursuant to the provisions of Section 9 hereof. The term of this Agreement is hereafter referred to as the "Term".

                  3. CLASS OF SENIOR MANAGING DIRECTOR. Senior Managing Director shall be in the Class of Senior Managing Directors.


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                  4.       PROFESSIONAL RESPONSIBILITIES AND DUTIES.

                           4.1. CERTAIN DUTIES OF SENIOR MANAGING DIRECTOR.
Senior Managing Director shall render such lawful services for RSM McGladrey and its customers or clients as are from time to time reasonably requested of Senior Managing Director and assigned to Senior Managing Director by RSM McGladrey (the "Services"). RSM McGladrey and Senior Managing Director intend that Senior Managing Director shall perform for RSM McGladrey only those Services which do not constitute the performance of any services for which a CPA certificate, permit and/or license (for either Senior Managing Director or RSM McGladrey) are required by the laws of the applicable jurisdiction ("Public Accountancy"). Senior Managing Director shall, in addition to the duties described above:

                                (a) Keep or cause to be kept, appropriate
                  records, reports, claims and correspondence ("Records") necessary and appropriate in connection with the Services provided by Senior Managing Director hereunder.

                                (b) Promote, to the extent permitted by
                  applicable law and regulations, the business of RSM McGladrey;

                                (c) Perform all acts necessary to maintain all
                  of Senior Managing Director's skills at an appropriate level; and

                                (d) Participate, at RSM McGladrey's request, in
                  activities designed to enhance and develop the national accounting practice of RSM McGladrey and its affiliates.

                                (e) Promptly remedy any non-compliance with any
                  policies or procedures of RSM McGladrey.

                                (f) Promptly furnish to RSM McGladrey all
                  relevant information requested by RSM McGladrey related directly or indirectly to Senior Managing Director's performance of services for RSM McGladrey or any customer or client of RSM McGladrey.

                           4.2. PERFORMANCE IN GOOD FAITH. Senior Managing
Director shall devote such of his productive time, attention, and energies to RSM McGladrey's business, to the best of the Senior Managing Director's abilities, competently, with diligence, in good faith and with integrity, as is required for performance of his duties set forth under Section 4.2 above. Senior Managing Director shall not, during the Term, engage in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

                           4.3. POLICIES AND PROCEDURES. The Senior Managing
Director will be subject to, and shall at all times comply with, the policies and procedures which are from time to time established by RSM McGladrey or its direct or indirect parent companies for Senior Managing Directors specifically and for employees of RSM McGladrey generally. Senior Managing Director shall also, at all times, conduct Senior Managing Director's activities hereunder and otherwise in manner compliance with all applicable laws and rules promulgated



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thereunder, and with all policies, procedures and standards of any applicable organization, for example, the AICPA.

                           4.4. CHARITABLE AND COMMUNITY ACTIVITIES. It is
hereby acknowledged that, Senior Managing Director may either presently, or in the future, be involved in charitable or community activities so long as such other activities do not interfere with the performance by Senior Managing Director of Senior Managing Director's duties hereunder and such involvement is in conformity with all laws applicable to Senior Managing Director.

                           4.5. PERFORMANCE OF PROFESSIONAL RESPONSIBILITY.
Senior Managing Director shall discharge Senior Managing Director's professional responsibility with integrity, objectivity and due professional care.

                  5.       COMPENSATION.

                           5.1. SENIOR MANAGING DIRECTOR COMPENSATION. Pursuant
to this Agreement, Senior Managing Director shall receive that amount of compensation as is set forth on Schedule 5.1 hereto. The compensation payable to Senior Managing Director hereunder is intended to be the fair value for the services actually performed by the Senior Managing Director on behalf of RSM McGladrey and its customers or clients.

                           5.2. VACATION. Senior Managing Director shall be
entitled to vacation in amount and subject to such conditions as are set forth in the RSM McGladrey personnel policy manual. Vacation shall be taken at times mutually agreed upon by the Senior Managing Director and RSM McGladrey. Vacation will accrue on a monthly basis and unused vacation cannot be carried over at the end of each year of the Term.

                           5.3. BENEFITS. During the Term, the Senior Managing
Director shall be eligible to participate in those pension, profit-sharing, stock option or similar plan(s) or program(s) made available to Senior Managing Directors or executive officers of RSM McGladrey from time to time, including but not limited to those benefits set forth on Schedule 5.3 of this Agreement.

                           5.4. ADVERSELY AFFECTED PROVISION. If Senior Managing
Director's planned annual Base Salary (as defined in Schedule 5.1 hereto) (i) is reduced by more than 25% from the greatest amount of such annual Base Salary while employed by RSM McGladrey or (b) is reduced to less than 75% of his greatest amount of actual annual Base Salary while employed by RSM McGladrey then the Senior Managing Director has the right to claim to be "adversely affected." If the Senior Managing Director elects to be adversely affected, then such Senior Managing Director may elect one of the following:

                           (a) To terminate this Agreement and employment with
                  RSM McGladrey hereunder, and subject to compliance with all applicable provisions hereof, to continue to perform services as an accountant or consultant in competition with RSM McGladrey. With respect to such competition, it is agreed that considerable time, effort, and monies have been expended by RSM McGladrey and its predecessors over the years to cultivate and acquire the client group presently served by RSM McGladrey, and it is that client group, among



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                  other assets, that represents the intangible value of RSM
                  McGladrey. It is, therefore, agreed that the Senior Managing Director will compensate RSM McGladrey without interest (1) for any client, customer or account of RSM McGladrey that was serviced by an office of RSM McGladrey or a predecessor organization to which the withdrawing Senior Managing Director was assigned during the two-year period prior to termination, or (2) for any client, customer or account of RSM McGladrey or predecessor organization served or counseled by such withdrawing Senior Managing Director during the two-year period prior to such Senior Managing Director's withdrawal, or
                  (3) any client, customer or account who was introduced to such withdrawing Senior Managing Director during that two-year period of time, which client(s) within the five years subsequent to withdrawal, transfers all of its work formerly performed by RSM McGladrey to such withdrawing Senior Managing Director, or organization with which he or she associates. The amount of compensation shall be an amount equal to 100% of the dollar amount of net services performed by RSM McGladrey or any predecessor organization for such client(s) during the twelve-month period ending on the last date services were performed by RSM McGladrey or predecessor organization for such client(s). Net services shall be determined on a full accrual basis in accordance with RSM McGladrey's then current method of accounting. The payments shall be made in three annual equal installments, payable without interest, commencing thirty (30) days after RSM McGladrey notifies the Senior Managing Director of the amount payable by the Senior Managing Director pursuant to this Section, and the subsequent payments due on each of the first and second anniversary dates of the date the first installment is due, without interest. In addition, if the withdrawing Senior Managing Director or any person or organization with whom or which he or she is employed, professionally associated on behalf of which Senior Managing Director sets ("New Organization") earns or accepts fees or compensation from a client, customer or account identified in Subsections 5.4(a)(1)-(3) above, while not displacing RSM McGladrey for all services, provided to such client, customer or account Senior Managing Director shall pay RSM McGladrey 100% of such fees or compensation earned and/or accepted by the terminated Senior Managing Director or New Organization during the five-year period following Senior Managing Director's withdrawal date within 30 days of receipt by the withdrawing Senior Managing Director, to a maximum amount equal to 100% of the dollar amount of net services performed by RSM McGladrey or any predecessor organization for such client, customer or account during the twelve-months immediately prior to the date of withdrawal. RSM McGladrey further shall have the right to set off any amounts due it from the withdrawing Senior Managing Director against any other amounts or accounts due the Senior Managing Director by RSM McGladrey; or

                           (b) To terminate this Agreement and employment with
                  RSM McGladrey hereunder, and to receive, subject to compliance with all provisions of Sections 6 and 7, a severance payment of Five Thousand Dollars ($5,000) per year as a Senior Managing Director (including previous year's as a partner or equivalent position in a predecessor organization) with a maximum payment of



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                  One Hundred Twenty-Five Thousand Dollars ($125,000) paid out over a five-year period without interest.

                           (c) This Section 5.4 is not applicable if Senior
                  Managing Director is terminated for "cause" as defined in
                  Section 9.1(a) below.

                  6.       CERTAIN COVENANTS OF SENIOR MANAGING DIRECTOR.

                           6.1. CERTAIN ACKNOWLEDGMENTS. Senior Managing
Director acknowledges and agrees as follows in exchange for valuable consideration which Senior Managing Director acknowledges:

                                 (a) RSM McGladrey and Block have obtained and
                  will maintain an advantage over their respective competitors as a result of name, location and reputation developed at great expense;

                                 (b) Senior Managing Director's relationship
                  with RSM McGladrey involves the understanding of and access to certain trade secrets and confidential information pertaining to the property, business and operations of RSM McGladrey and its affiliates;

                                 (c) Senior Managing Director recognizes the
                  value of the special, unique and extraordinary knowledge and skill required to accept, undertake and perform the type of work normally undertaken and performed by Senior Managing Director, RSM McGladrey and RSM McGladrey's other employees and agents;

                                 (d) Senior Managing Director's competition with
                  RSM McGladrey and/or its affiliates following the termination of his employment hereunder would impair the operation of RSM McGladrey and/or such affiliates beyond that which would arise from the competition of an unrelated third party with similar skills;

                                 (e) All clients/customers of RSM McGladrey,
                  regardless of when or by whom acquired, are RSM McGladrey assets and not assets of the individual Senior Managing Director;

                                 (f) Senior Managing Director has carefully
                  considered the restrictions contained herein, and Senior Managing Director specifically agrees that same are reasonable and necessary and essential to the preservation of the business of RSM McGladrey; and

                                 (g) Senior Managing Director's agreements and
                  covenants under this Section 6 are an essential part of the inducement to RSM McGladrey to enter into this Agreement.

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                  6.2.     CERTAIN RESTRICTIONS ON SUBSEQUENT PRACTICE AND
ACTIVITIES.

                           (a) PRACTICE OF ACCOUNTING (OTHER THAN PUBLIC ACCOUNTING) WITHIN THE TERRITORY. Senior Managing Director agrees that upon termination of his relationship with RSM McGladrey for whatever reason, with or without cause, he shall refrain from providing any services offered by, or planned to be offered by, RSM McGladrey or McGladrey, to their respective clients or prospective clients, for himself, or for others, either directly or indirectly, in his individual capacity or as an employee, independent contractor or agent of another, for a period of two years after his termination date in any city or area located within a 50 mile radius of the following:

                               (i) any RSM McGladrey office operated by this or
                  a predecessor organization to which the terminating Senior Managing Director was assigned, or from which he had rendered services or serviced clients, customers, or accounts during any part of the two-year period immediately prior to his termination; or

                               (ii) any principal residence maintained by the
                  terminating Senior Managing Director during any part of the two-year period immediately prior to his termination.

                           (b) SOLICITATION OF PROTECTED CLIENTS. In addition, each Senior Managing Director covenants and agrees that upon termination of his employment by RSM McGladrey for whatever reason, with or without cause, that the Senior Managing Director shall not for himself, or for others, either directly or indirectly, in his individual capacity, or as a Senior Managing Director, employee, independent contractor or agent of another, for a period of five years after his termination date:

                               (i) solicit, or attempt to solicit, divert or
                  attempt to divert or take away or attempt to take away any Protected Client as defined below, or

                               (ii) render any services to or sell any products
                  to any Protected Client.


For purposes hereof, the term "Protected Client" means:


                           (x) any client, customer, or account serviced by an
                  office of RSM McGladrey or of a predecessor organization to which the Senior Managing Director was assigned during the two-year period prior to the effective date of termination; or


                           (y) any client, customer, or account that was
                  serviced or counseled by the Senior Managing Director during the two-year period prior to the effective date of termination; or




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                           (z) any client, customer or account serviced who was
                  introduced to the withdrawing Senior Managing Director during the two-year period prior to withdrawal.

                           (c) CERTAIN MONETARY REMEDIES FOR VIOLATION OF SECTIONS 6.2(a) OR 6.2(b).

                               (i) Liquidated Damages. Notwithstanding the above
                  and the fact that money damages will be inadequate as a remedy for any breach, threatened breach, or continuing breach of the agreements and covenants contained in this Section, if a Senior Managing Director violates any of the agreements and covenants as contained in Section 6.2 (a) or (b) above, and if RSM McGladrey for whatever reason elects not to pursue its right to injunctive or other equitable relief as provided in
                  Section 7.1 or otherwise, or if upon submission to a court of competent jurisdiction such injunctive or equitable relief is not granted for any reason whatsoever, with respect to any client which transfers all of the work formerly performed by RSM McGladrey to the said withdrawing Senior Managing Director or the organization with which he associates, the said withdrawing Senior Managing Director shall pay to RSM McGladrey without interest, as liquidated damages and not as any for of penalty, in an amount equal to 100% of the dollar amount of net services performed by RSM McGladrey or any predecessor organization for such client(s) during the twelve-month period ending on the last date services were performed by RSM McGladrey or predecessor organization for such clients. Net services shall be determined on a full accrual basis in accordance with RSM McGladrey's then current method of accounting. In fixing this formula for liquidated damages, all Senior Managing Directors acknowledge that it is difficult, if not impossible, to fix actual damages. Nevertheless, all Senior Managing Directors agree that such formula is fair and reasonable under the circumstances as a method of partially compensating RSM McGladrey for the damage it shall suffer as a result of such breach. Payment of this amount shall be made in three equal annual installments with the first installment due without interest within 30 days after RSM McGladrey notifies the Senior Managing Director of the amount payable by the Senior Managing Director pursuant to this Section, and the subsequent installments are due without interest on the first and second anniversary dates of the date the first installment is due.

                               (ii) Payment of Fees. In addition, if a Senior
                  Managing Director violates the agreements and covenants as contained in Section 6.2(a) and/or (b) above resulting in the Senior Managing Director earning and/or accepting fees or compensation from a client as defined above, while not necessarily displacing RSM McGladrey for all services, 100% of such fees or compensation earned and/or accepted by the terminated Senior Managing Director or any person, organization with whom he or she is employed, professionally associated or in any manner acting for or



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                  on behalf of during the five-year period after Senior Managing
                  Director's termination date will be paid to RSM McGladrey without interest within 30 days of receipt by the Senior Managing Director, to a maximum amount of 100% of the displaced net services performed by RSM McGladrey or any predecessor organization for such client during the twelve months immediately prior to the date of termination.

                               (iii) Right of Offset. RSM McGladrey further
                  shall have the right (but not the obligation) to set off any amount due from the withdrawing Senior Managing Director against any other amounts or accounts due the Senior Managing Director by RSM McGladrey.

                           (d) EMPLOYMENT OF PROTECTED PERSONNEL. Senior Managing Director covenants and agrees that in the event of the termination of his employment with RSM McGladrey for any reason whatsoever, or under any circumstance, with or without cause, that for a period of two (2) years following the effective date of such withdrawal (the "Prohibited Period"), the withdrawing Senior Managing Director shall not without the prior written consent of RSM McGladrey solicit, induce or in any manner encourage any employee of RSM McGladrey who is a professional employee with in excess of two years experience in work (the "Protected Personnel") to terminate Senior Managing Director's position at RSM McGladrey. Further, each Senior Managing Director covenants and agrees that upon termination, he will not during the Prohibited Period offer, or cause to be offered, a position of employment or of professional affiliation as a partner, member, owner, agent, representative or independent contractor to any member of the class of Protected Personnel who is employed by RSM McGladrey at the effective date of termination of employment of the Senior Managing Director, or was so employed at any time during the six
         (6) month period immediately prior to the effective date of withdrawal.

                           (e) CERTAIN MONETARY REMEDIES FOR VIOLATION OF
         SECTION 6.2(d).

                               (i) Liquidated Damages. Notwithstanding the fact
                  that money damages will be inadequate as a remedy for any breach, threatened breach, or continuing breach of the agreements and covenants contained in Section 6.2(d) and if RSM McGladrey for whatever reason elects not to pursue its right to injunctive or other equitable relief as provided in
                  Section 7.1 or otherwise or if upon submission to a court of competent jurisdiction such injunctive or equitable relief is not granted for any reason whatsoever, if Senior Managing Director violates any of the agreements and covenants as contained in Section 6.2(d), Senior Managing Director will pay without interest the greater of Fifty Thousand Dollars ($50,000) or one half of the base compensation of the Protected Personnel for the 12 months prior to the termination of Senior Managing Directors employment hereunder per person to RSM McGladrey as liquidated damages for each Protected Personnel induced or encouraged to terminate Senior Managing


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                  Director's position or who was offered or caused to be offered a position of employment by such Senior Managing Director. In fixing this formula for liquidated damages, Senior Managing Director acknowledges that it is difficult, if not impossible, to fix actual damages. Nevertheless, Senior Managing Director agrees that such formula is fair and reasonable under the circumstances as a method of partially compensating RSM McGladrey for the damage it shall suffer as a result of such breach. Payment of the damages will be due within 30 days after RSM McGladrey notifies the Senior Managing Director of the amount payable pursuant to this Section.

                               (ii) Right of Offset. RSM McGladrey further shall
                  have the right (but not the obligation) to set off any amount due from the withdrawing Senior Managing Director against any other amounts or accounts due the Senior Managing Director by RSM McGladrey.

                  6.3. TOLLING OF COVENANT PERIOD. If Senior Managing Director violates any of the provisions of Section 6.2 after the date hereof, the Covenant Period shall be extended for a period of time equal to the period of any such violation.

                  6.4. DUTY TO COOPERATE IN DEFENSE OF CLAIMS. Any retired or terminated Senior Managing Director in consideration of this Agreement and the mutual promises contained herein shall have a continuing obligation to RSM McGladrey in connection with the defense of any claim involving RSM McGladrey and/or its employees or agents in the event a claim is asserted against RSM McGladrey and/or its employees or agents the Senior Managing Director (whether or not then still employed by RSM McGladrey) shall assist and cooperate with RSM McGladrey in good faith and in such manner as is reasonably possible in developing the information, or providing the statements, documents or testimony reasonably required to properly respond to or defend such claim. The Senior Managing Director shall take no action at any time to initiate or voluntarily assist the assertion or development of a claim.

                  6.5. NONDISCLOSURE. Senior Managing Director shall not at any time or in any manner, directly or indirectly, during or after the Term, use or disclose to any party other than RSM McGladrey any trade secrets or other Confidential Information (defined herein) learned or obtained by Senior Managing Director while a Senior Managing Director of RSM McGladrey. As used herein, the term "Confidential Information" means information disclosed to or known by Senior Managing Director (whether before or after the date of this Agreement) as a consequence of Senior Managing Director's position with RSM McGladrey and not generally known in the industry in which RSM McGladrey is engaged and that in any way relates to the products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, procedures, engineering, marketing, customers, vendors, merchandising and selling, of RSM McGladrey, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise). The term "Confidential Information," as used herein, shall also include information regarding the clients of any person or entity for which RSM McGladrey provides services pursuant to contract between RSM McGladrey and such entity. The term "Confidential Information," as used herein, does not include information: (a) which was already in the public



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domain through authorized disclosures by RSM McGladrey or its affiliates or (b)
which is disclosed as a matter of right by a third party source after the execution of this Agreement provided such third party source is not bound by confidentiality obligations in favor of RSM McGladrey.

                  6.6. INVENTIONS. Senior Managing Director agrees that all inventions, discoveries, written materials, brochures, training programs, training materials, programs, seminars, estate planning products, financial planning products and asset management products conceived of or developed by the Senior Managing Director during the Term, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business of RSM McGladrey or any affiliate of RSM McGladrey shall be RSM McGladrey's exclusive property. Senior Managing Director shall: (i) promptly disclose in writing to RSM McGladrey each invention, written material, brochure, training program, training material, program, seminar, estate planning product, financial planning product or asset management product conceived by or developed by Senior Managing Director during the term of Senior Managing Director's employment with RSM McGladrey, (ii) assign all rights to the same to RSM McGladrey, and (iii) assist RSM McGladrey in every way to obtain and protect any patents, trademarks, copyrights or service marks on the same.

                  6.7. LIMITATIONS ON ENFORCEMENT. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which such court shall consider enforceable.

                  6.8. TERMINATION OF RESTRICTIVE COVENANTS. The restrictive covenants set forth in Section 6.2(a) and 6.2(b) hereof shall expire if a Payment Event of Default (defined below) occurs under the Guaranty dated August ____, 1999 by Block in favor of McGladrey (the "Guaranty"). For purposes of this Section, a "Payment Event of Default" shall be deemed to occur if (i) any undisputed Guaranteed Obligation (as defined in the Guaranty) is not timely paid by RSM McGladrey when due and owing and (ii) Block fails to pay the amount of any such Guaranteed Obligation (provided that RSM McGladery's nonpayment then exists and is continuing) within thirty (30) days after delivery of written notice thereof to Block pursuant to the notice provisions of the Guaranty. Any expiration of such restrictive covenants pursuant to this Section shall not, however, act or be deemed to work on or effect any expiration, termination, waiver, forfeiture, or release of such restrictive covenants or in any way affect their enforcement for any period prior to the occurrence of the applicable Payment Event of Default.

         7.       CERTAIN REMEDIES.

                  7.1. SPECIFIC PERFORMANCE. If Senior Managing Director shall at any time breach, violate or fail to comply fully with any of the terms, provisions or conditions of this Agreement, the parties intend that RSM McGladrey shall be entitled to equitable relief against Senior Managing Director by way of injunction (in addition to, but not in substitution for, any and all other relief to which RSM McGladrey may be entitled either at law or in equity, or hereunder including, but not limited to, the payments provided in Section 6.2(c) and (e)) to restrain such breach or violation or to compel compliance fully with the terms, provisions or



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conditions per this Agreement. Liquidated damages and right of offset pursuant to Section 6.2(c) and (e) shall be in addition to, and not in lieu of any other remedy of RSM McGladrey.

                  7.2. NO PROOF OF BREACH; WAIVER. In any proceeding, whether in equity or at law, Senior Managing Director specifically waives any requirement that RSM McGladrey prove that any breach, violation or failure to comply fully with the terms, provisions or conditions of this Agreement will cause irreparable injury or that there is no adequate remedy at law(s); Senior Managing Director also agrees not to raise as a defense in any such proceeding any allegation; (i) that any of the provisions of Sections 6 and/or 7 are either unnecessary, unreasonable or unenforceable, that any of them illegally restrain trade, competition or any personal rights of Senior Managing Director; or (ii) that payments made by RSM McGladrey subsequent to gaining knowledge of a violation of this Agreement prejudices RSM McGladrey's rights to enforce the Agreement or recover payments made, or (iii) that the non-enforcement of RSM McGladrey's rights to enforce the Agreement or recover payments made or that the non-enforcement of RSM McGladrey's rights with regard to one Senior Managing Director or one act prejudices RSM McGladrey's rights and remedies of RSM McGladrey under this Agreement, all of which are in addition to all rights and remedies to which RSM McGladrey is or shall be otherwise entitled at law or in equity. RSM McGladrey shall not be required to post bond in any proceeding to enforce the provisions of Section 6 and/or 7 hereof.

         8.       EARLY RETIREMENT. [Reserved]

         9.       TERMINATION.

                  9.1. METHODS OF TERMINATION. This Agreement and the employment of the Senior Managing Director hereunder may be terminated as follows:

                           (a) By RSM McGladrey for "cause," upon the delivery of written notice thereof to Senior Managing Director. For purposes of this Agreement, "cause" shall mean the occurrence of any one of the following on the part of the Senior Managing Director:

                                (i) Senior Managing Director's conviction of a
                  plea of guilty or nolo contendere to a crime involving moral turpitude or a crime providing for a term of imprisonment.

                               (ii) Senior Managing Director's engagement in
                  willful misconduct (including but not limited to Senior Managing Director discrimination or harassment or unethical or unprofessional conduct) injurious to RSM McGladrey, its affiliates or any of their respective reputations.

                               (iii) Senior Managing Director's breach of
                  his/her fiduciary duty to RSM McGladrey;

                               (iv) Senior Managing Director's engagement in
                  activities which constitute a material breach of this Agreement or any other material agreement or contract between Senior Managing Director and RSM McGladrey;

                               (v) Senior Managing Director's gross negligence
                  in the execution of, or Senior Managing Director's willful failure to carry out, his duties and responsibilities up to the standards of performance which could reasonably be expected from an Senior Managing Director in his position.

                               (vi) An act or acts of fraud, embezzlement or
                  dishonesty either (a) taken by the Senior Managing Director to the detriment of RSM McGladrey or (b) by others in conspiracy or affiliation with Senior Managing Director and intended to result in enrichment or advantage to Senior Managing Director at the expense of RSM McGladrey or with use of RSM McGladrey's assets or information; or

                               (vii) Senior Managing Director's failure to
                  maintain a license as a certified public accountant in any state where such license is required.

                               (viii) Senior Managing Director's material
                  violations of RSM McGladrey's policies or procedures except those policies or procedures with respect to which an exception has been granted under authority exercised or delegated by the Advisory Board of RSM McGladrey.

                               (ix) Senior Managing Director's failure to pay
                  and file on a timely basis, including extensions, complete and accurate Federal and state tax returns.

                               (x) Other gross misconduct which is detrimental
                  to the best interests of RSM McGladrey.

                  To prevent the inadvertent loss of rights as a result of actions deemed to fall under (i) through (ix) above, the Senior Managing Director shall first receive a written notice from the Executive Management Committee of RSM McGladrey of each item of misconduct and such Senior Managing Director shall have not less than 30 days in which to cure any misconduct by restoration, compensation and/or performance. If the misconduct is so cured within the 30-day period, then the Senior Managing Director shall not be terminated "for Cause".

                  (b) By RSM McGladrey without cause upon written notice to the Senior Managing Director.

                  (c) By Senior Managing Director on 180 days' written notice to RSM McGladrey (which notice period may be accelerated at RSM McGladrey's discretion);

                  (d) Upon the death or Disability (defined herein) of Senior Managing Director. For purposes of this Agreement, "Disability" means the inability of a Senior Managing Director to perform such Senior Managing Director's duties or services as provided in the RSM McGladrey Employment Agreement because of mental, physical or other illness, disease or injury, where such disability (a) shall have existed for an aggregate of six (6) months in any 12-month period and McGladrey and/or RSM McGladrey shall have so notified the Senior Managing Director thereof, or (b) has prevented Senior Managing Director from performing substantially all of his duties under the RSM McGladrey Employment Agreement for a period of six (6) consecutive months.

                  (e) By express mutual written agreement signed by Senior Managing Director and RSM McGladrey.

                  (f) Upon a "Change of Control" as defined in Section 9.2 below.

         9.2. Termination of Employment Upon a Change of Control.

                  (a) If RSM McGladrey terminates Senior Managing Director's employment under this Agreement following a "Change of Control" (as defined herein) without "Cause" (as defined in Section 9.1), or if Senior Managing Director terminates his employment under this Agreement following both a Change of Control and a substantial reduction by RSM McGladrey (over the objection of Senior Managing Director) in Senior Managing Director's duties, authority or status, then, upon any such termination of Senior Managing Director's employment, (i) RSM McGladrey shall continue to pay to Senior Managing Director the base salary in effect upon such termination throughout the two-year period following such termination as the same would have been made had Senior Managing Director remained employed by RSM McGladrey hereunder; and (ii) any portion of any option to purchase shares of Block common stock granted pursuant to any stock option plan of Block and held by Senior Managing Director at the time of such termination of employment that is not yet vested in accordance with its terms shall vest upon the effective date of such termination of employment and shall be exercisable for a period of three months after such date of termination of employment.

                  (b) For the purpose of this subsection, a "Change of Control" shall mean:

                           (i) the acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding voting securities of RSM McGladrey or any direct or indirect parent company of RSM McGladrey (the "Acquired Block Entity") entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by any Block Entity, or any employee benefit plan (or related trust) of any Block Entity, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Acquired Block Entity immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of the Acquired Block Entity entitled to vote generally in the election of directors, as the case may be; or

                           (ii) individuals who, as of the date hereof,
                  constitute the Board of Directors of Block (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block's shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) shall be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                           (iii) approval by the shareholders of an Acquired
                  Block Entity of a reorganization, merger or consolidation of such Acquired Block Entity, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Acquired Block Entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of an Acquired Block Entity, or of the sale or other disposition of all or substantially all of the assets of an Acquired Block Entity, but excluding any such reorganization, merger, consolidation, liquidation, dissolution or sale or other disposition of assets after which a Block Entity continues to own more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from a reorganization, merger or consolidation, or more than 50% of the assets of the liquidated or dissolved Acquired Block Entity, or more than 50% of the assets of the Acquired Block Entity selling or otherwise disposing of its assets.

                  9.3.     PAYMENTS UPON TERMINATION. Except as set forth in
Section 9.2, upon termination, any amount due RSM McGladrey or Senior Managing Director under this Agreement shall be paid to RSM McGladrey or the Senior Managing Director or Senior Managing Director's representative (as may be in case in the event of death or disability), as set forth below:

                           (a) If this Agreement is terminated pursuant to
         Section 9.1(a) or by Senior Managing Director (pursuant to Section 9.1(c)), RSM McGladrey shall pay to Senior Managing Director, if not already paid, any Base Compensation (as defined in Schedule 5) paid through the date of such termination but the Senior Managing Director shall not be eligible or entitled to receive any other compensation, whether bonus or other form thereof, for the year in which such termination occurred or any subsequent year, to the extent not theretofore paid;

                           (b) If this Agreement is terminated by RSM McGladrey without Cause pursuant to Section 9.1 (b) or because of the death or disability of the Senior Managing Director (pursuant to Section 9.1
         (d), RSM McGladrey shall pay to Senior Managing Director, if not already paid, any Base Salary paid through the date of such termination plus the portion of any bonus allocated to the Senior Managing Director by the Executive Committee of RSM McGladrey plus the remuneration provided for in Section 5.4(b) assuming the Senior Managing Director was eligible for but did not elect the provisions under Section 5.4(a).

                           (c) If this Agreement is terminated by mutual agreement of the Senior Managing Director and RSM McGladrey pursuant to
         Section 9.1(e), RSM McGladrey shall pay to Senior Managing Director such payments, if any, as may be so agreed.

                           (d) Except as otherwise provided herein, no other consideration of any type will be due and owing to Senior Managing Director by RSM McGladrey upon any termination of this Agreement.

                  9.4. RELEASE OF CLAIMS. Notwithstanding the foregoing, RSM McGladrey shall not be obligated to pay the Senior Managing Director any of the payments referred to in Section 9.3(b) or Section 9.3(c) unless and until RSM McGladrey has received a Release of Claims executed by Senior Managing Director in a form satisfactory to RSM McGladrey at its reasonable discretion.

                  9.5. EFFECT OF TERMINATION. Upon any termination of the Senior Managing Director's employment and this Agreement pursuant to Section 9.1 or 9.2 hereof, RSM McGladrey and the Senior Managing Director shall have no further obligations under this Agreement to the other except Senior Managing Director's obligations under the provisions of Section 6.2 shall continue for the Covenant Period, and the Senior Managing Director's obligations under and the provisions of the remainder of Section 6 and Section 7 shall continue in full force and effect indefinitely.

         10.      MISCELLANEOUS.

                  10.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding among RSM McGladrey and Senior Managing Director concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Senior Managing Director. To insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

                  10.2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Senior Managing Director and the heirs, executors and administrators of Senior Managing Director or Senior Managing Director's estate and property, and shall inure to the benefit of RSM McGladrey and its successors and assigns. Being a contract for personal services, RSM McGladrey may not assign or transfer to others (a) the right to receive payments hereunder, or (b) the obligation to perform Senior Managing Director's duties and services hereunder. RSM McGladrey may assign this Agreement to any person or entity on notice to Senior Managing Director.

                  10.3. TAXES. From any payments due hereunder to Senior Managing Director from RSM McGladrey, there shall be withheld amounts reasonably believed by Senior Managing Director to be sufficient to satisfy liabilities for federal, state and local income and related taxes and other charges.

                  10.4. NOTICES. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) faxed or telecopied, with receipt confirmed, addressed as follows:


         If to Senior Managing Director:

                  McGladrey & Pullen, LLP
                    3600 West 80th Street
                    Suite 500
                    Bloomington, Minnesota 55431

         If to RSM McGladrey to:

                  c/o H&R Block
                  4400 Main Street
                  Kansas City, Missouri  64111
                  Attn:  Bret G. Wilson
                  with a copy to James H. Ingraham at the same address

         with a copy to:

                  Bryan Cave LLP
                  3500 One Kansas City Place
                  1200 Main Street

                  Kansas City, Missouri  64105
                  Attn:  Gregory G. Johnson

                  10.5. ARBITRATION OF DISPUTES. Any controversy, claim, or dispute arising out of or relating to this Agreement or any breach thereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below, shall be resolved as set forth below. Any party may seek injunctive relief pending the completion of mediation and arbitration under this Agreement.

                           (a) In the event a dispute arises relating to this Agreement, any party may demand mediation by notifying the American Arbitration Association ("AAA") in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the dispute. The notification will state with specificity the nature of the dispute and the amount of any claims. Upon receipt of the mediation demand, the AAA will immediately convene a pre-mediation telephone conference of the parties hereto. The parties will make a representative, with full authority to settle, available for such a conference within five (5) business days of being contacted by the AAA or its designated mediator ("Mediator"). During the pre-mediation telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, Mediator will set the mediation procedures. The mediation procedures will provide for the mediation to be completed within thirty (30) business days of the date of the initial demand for mediation. The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period. Each party will make available in a timely fashion a representative with authority to resolve the dispute. In the event that the dispute has not been resolved within thirty (30) days, the mediation may continue if the parties so desire. If not, the Mediator will so notify the parties and declare the mediation terminated. In the event that the mediation continues beyond thirty (30) days, but is not resolved within what Mediator believes is a reasonable time thereafter, the Mediator will so notify the parties, and declare the mediation terminated. Fees of the mediator shall be split equally between the parties.

                           (b) After the mediation has been declared terminated, the matters in dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the AAA as supplemented herein and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The governing law of this Agreement shall be the law used by the arbitrators in rendering their award, except that the Federal Rules of Evidence shall apply. There shall be three arbitrators. Each party shall choose one arbitrator, and the two chosen arbitrators shall choose the third arbitrator. Pending final award, the arbitrators' compensation and expenses shall be advanced equally by the parties. The AAA shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the

         AAA shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible. Within 15 days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including:
         (1) definition of issues; (2) scope, timing, and types of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the parties, but may not without consent of all parties include depositions; (3) exchange of documents and filing of detailed statements of claims, prehearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost-effective conduct of the proceeding. Each party shall have the right to request the arbitrator to make specific findings of fact.

                           (c) The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties. The arbitration shall take place in Chicago, Illinois. The final award shall award to the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration (but if the prevailing party is not awarded all of the damages sought, only to the extent, prorata, of its award compared to the damages sought) and may grant such other, further, and different relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary, consequential or punitive damages.

                  10.6. RIGHT TO OFFSET. RSM McGladrey, for itself and as an affiliate of Block, a subsidiary of Block, shall have the right but not the obligation to offset against amounts due Senior Managing Director hereunder any amounts due RSM McGladrey by Senior Managing Director which are not paid to RSM McGladrey by the primary obligor within ten (10) days following demand, regardless of the source of such obligation from Senior Managing Director to RSM McGladrey.

                  10.7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Missouri, without giving effect to its choice of law provisions.

                  10.8. HEADINGS. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

                  10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

                  10.10. AMENDMENT. This Agreement cannot be added to, altered, changed, modified or amended in any respect except by a writing duly executed by the parties hereto. Where an amendment is agreed to by the parties hereto, the box indicating that an addendum is attached to this Agreement must be checked on this page 18 of this Agreement and the addendum must be attached to this Agreement.


                  THIS AGREEMENT IS SUBJECT TO AN ARBITRATION PROVISION WHICH IS BINDING THE PARTIES.

                  IN WITNESS WHEREOF, the Senior Managing Director has executed this Agreement and RSM McGladrey has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.



                                     RSM MCGLADREY, INC.

                                     By:      /s/ Bret G. Wilson
                                              -------------------------------
                                              Bret G. Wilson, Vice President

                                     SENIOR MANAGING DIRECTOR

                                     By:      /s/Thomas G. Rotherham
                                              -------------------------------
                                              Thomas G. Rotherham

[ ] Indicate that an approved addendum/amendment to this agreement is attached.

                                  SCHEDULE 5.1

                      SENIOR MANAGING DIRECTOR COMPENSATION

         1. DEFINITIONS. For purposes of this Schedule 5, the following terms shall have the following meanings:

                 1.1. "Annual Compensation" shall mean sixty-four percent (64%) of the Compensation Base for a specified annual period.

                 1.2. "Collection Deficit" shall mean the excess of net accounts receivable and net unbilled services over eighty-five percent (85%) of net services and expenses charged to clients for the preceding three months. Net services are defined as gross services plus or minus billing adjustments, unbilled services reserve adjustments, provision for bad debts and accounts receivable reserve adjustments. The Collection Deficit will be computed at October 31, January 31, April 30 and July 31 to adjust the Quarterly Target Payments and Quarterly IPU Bonus at December 1, March 1, June 1 and September 1, respectively.

                 1.3. "Compensation Base" shall mean an amount equal to the aggregate net income earned by Contractor and McGladrey and all of its wholly-owned subsidiaries (excluding TP Services, LLC) for a specified annual period before (1) the aggregate compensation and distributions paid by McGladrey or Contractor to those persons who are partners and principals of McGladrey at the Closing and thereafter; (2) amortization of goodwill; (3) income taxes; (4) interest expense incurred with respect to Post-Closing Development Expenditures (as defined in the Asset Purchase Agreement); (5) interest expense imputed on purchase price installments paid after the Closing Date (as defined in the Asset Purchase Agreement); (6) interest incurred with respect to Retired Partner Obligations (as defined in the Asset Purchase Agreement); (7) Post-Closing Development Expenditures that are accounted for as expenses; (8) any expense for incremental direct expenses incurred or paid by the operations group attributable to the business, operations or management of Foundation Firms, Foundation Firm Managers or Prior Add-On Firms (each as defined in the Asset Purchase Agreement); (9) any income for any gain, or expense for any loss, of Contractor or McGladrey or any income for funds received by McGladrey or Contractor on the sale of the Mutual Fund Business (as defined in the Asset Purchase Agreement); and (10) compensation expenses up to One Hundred Thousand Dollars ($100,000) annually corresponding to the grant of Block stock options to employees or equity owners of McGladrey and after Contractor's and McGladrey's aggregate share of FICA, federal and state unemployment taxes, Medicare, and workers' compensation payments all as determined in accordance with GAAP.

                 1.4. "Executive Management Committee" shall have the meaning set forth in that certain Operations Agreement among Contractor, McGladrey and others dated even date hereto.

                 1.5. "Fringe Benefits" shall mean the value of the fringe benefits (including but not limited to those set forth on Schedule 5.4 to the Managing Director Employment Agreement) granted to such Managing Director or Senior Managing Director from time to time for a specified period.

                 1.6. "IPUs" shall mean income participation units. The designated value of an IPU and the number granted to any Managing Director or Senior Managing Director on an annual basis shall be determined by the Management Executive Committee of Contractor.

                 1.7. "Senior Managing Directors" shall mean certain of those Managing Directors who are designated "Senior Managing Directors."

                 1.8. "Managing Directors" shall mean certain of those individuals who from time to time on or after Closing are parties to a Managing Director Employment Agreement with Contractor and who are partners or principals of McGladrey.

                 1.9. "Partner Compensation System" shall mean a system approved by the Executive Management Committee from time to time, subject to approval by the Contractor which approval shall not be unreasonably withheld.

                 1.10. "McGladrey" shall mean McGladrey & Pullen, LLP an Iowa limited liability partnership.

                 1.11. "Retired Partners" shall have the meaning set forth in the Asset Purchase Agreement.

                 1.12. "Rotherham and Scally Compensation" shall mean all compensation amounts (not including Fringe Benefits) paid to Thomas Rotherham and Mark Scally under their respective Managing Director Employment Agreements.

                 1.13. Other terms not otherwise defined herein shall have the meanings set forth in the Managing Director Employment Agreement.

         2. AGGREGATE ANNUAL COMPENSATION. Each year during the Term, the Managing Directors and Senior Managing Directors shall receive as compensation from Contractor (in consideration of the provision of their services for the year) an aggregate amount (the "Net Annual Aggregate Compensation") equal (i) to the Annual Compensation, minus (ii) the net income of McGladrey for such year (whether or not distributed to equity owners) determined in accordance with generally accepted accounting principals ("Distributable McGladrey Earnings"). The Rotherham and Scally Compensation shall be included in the Net Annual Aggregate Compensation.

         3.      SENIOR MANAGING DIRECTOR COMPENSATION.

                 3.1. TARGET INCOME. Prior to the first Quarterly Target each distribution year ending July 31, each Senior Managing Director will be assigned a certain number of IPUs prior to the first quarterly target. Each Senior Managing Director's annual estimated target income shall be calculated as such number of IPUs multiplied by the designated value of the IPUs less the Fringe Benefits elected by the Senior Managing Director during such year (the "Target Income").

                 3.2. DISTRIBUTION OF BASE INCOME. Each month, each Senior Managing Director shall be an amount determined annually by the Executive Management Committee (collectively the "Base Income Payments").

                 3.3. QUARTERLY TARGET PAYMENT. Subject to Section 4, the Target Income less the Base Income Payments shall be paid to the Senior Managing Director on a quarterly basis in equal payments on the following dates: December 1, March 1, June 1 and September 1 (each a "Quarterly Target Payment").

         4.      RESTRICTIONS ON PAYMENT OF CERTAIN QUARTERLY PAYMENTS.

                 4.1. Senior Managing Director must be employed by either Contractor or McGladrey on the date the Quarterly Target Payment is paid to receive the applicable Quarterly Target Payment.

                 4.2. If the actual net actual aggregate compensation income of RSM McGladrey is less than total IPUs times the designated value plus Guaranteed income of RSM McGladrey, the fourth quarter distribution of the Quarterly Target Payments to the Senior Managing Directors, payable on September 1 shall be reduced by the amount of such shortfall. The distribution will be reduced pro rata among Senior Managing Directors in proportion to the value of each Senior Managing Directors' IPUs to the total value of all Senior Managing Directors' IPUs.

                 4.3. The Quarterly Target Payments are subject to adjustment for the Collection Deficit pursuant to the procedure set forth in
Section 5 of this Schedule 5.

                 4.4. Notwithstanding anything to the contrary herein, the total aggregate annual compensation for the applicable annual period (including Fringe Benefits and bonuses) of the Senior Managing Directors and the Managing Directors from Contractor paid by and/or due from and McGladrey (including Distributable McGladrey Earnings), shall not exceed the Annual Compensation for such period.

         5. ALLOCATION OF THE COLLECTION DEFICIT. The Collection Deficit will be allocated among the Managing Directors and Senior Managing Directors as follows:

                 5.1. A percentage of the Collection Deficit for RSM McGladrey and McGladrey will be allocated to firmwide Managing Directors and Senior Managing Directors. The percentage will approximately equal the percentage that the base income of all firmwide Managing Directors and Senior Managing Directors bears to the total of such compensation for all Managing Directors and Senior Managing Directors who will share in the Collection Deficit. It will be allocated to each firmwide Managing Director and Senior Managing Director in the proportion that his or her Guaranteed Income or Target Income, respectively, for the year bears to the total of such base income of all firmwide Managing Directors and Senior Managing Directors.

                 5.2. The Collection Deficit assigned to firmwide Managing Directors and Senior Managing Directors will be deducted from the Collection Deficits of economic units in the proportion that the Collection Deficit of each economic unit bears to the total Collection Deficit. Collection surpluses will be ignored in the allocation.

                 5.3. The remaining Collection Deficit for each economic unit will be allocated among the economic unit's Managing Directors and Senior Managing Directors in the proportion that each Senior Managing Director's and Managing Director's Target Income or Guaranteed Income bears to the total of such Target Income or Guaranteed Income, respectively, of all Senior Managing Directors and Managing Directors in the economic unit.

         6. ANNUAL PERFORMANCE AWARDS. Annual performance awards shall be paid based on the Partner Compensation System approved by the Executive Management Committee. The annual performance awards shall be distributed on January 1 of each year.

                                  SCHEDULE 5.1
                        BASE SALARY AND PERFORMANCE BONUS


          1. BASE SALARY. During the first twelve (12) months of the Term, the Managing Director shall be paid $360,000 per annum as base salary (the "Base Salary"), which Base Salary shall be paid to the Managing Director in $30,000 monthly increments. For each twelve (12) month period during the Term, thereafter, Managing Director's Base Salary shall be determined by the Chief Executive Officer and Chief Operations Officer of H&R Block, Inc. ("Block") subject to the approval of the Compensation Committee of the Board of Directors of Block.

          2. PERFORMANCE BONUS. Each year during the Term, the Managing Director shall be eligible for a bonus (the "Target Bonus") equal to 40% of the Base Salary ($144,000). The actual bonus which the Managing Director is eligible for (the "Performance Bonus") will be more or less than Target Bonus based on the profit of RSM and McGladrey and its wholly-owned subsidiaries McGladrey (the "Profit" as defined below). The performance targets and Performance Bonus are set forth below: For purposes of this Schedule 5.1 "Profit" shall mean an amount equal to the aggregate net income earned by Contractor and McGladrey and all of its wholly-owned subsidiaries (excluding TP Services, LLC) for a specified annual period before (1) the aggregate compensation and distributions paid by McGladrey or Contractor to those persons who are partners and principals of McGladrey at the Closing and thereafter; (2) amortization of goodwill; (3) income taxes; (4) interest expense incurred with respect to Post-Closing Development Expenditures (as defined in the Asset Purchase Agreement); (5) interest expense imputed on purchase price installments paid after the Closing Date (as defined in the Asset Purchase Agreement); (6) interest incurred with respect to Retired Partner Obligations (as defined in the Asset Purchase Agreement); (7) Post-Closing Development Expenditures that are accounted for as expenses; (8) any expense for incremental direct expenses incurred or paid by the operations group attributable to the business, operations or management of Foundation Firms, Foundation Firm Managers or Prior Add-On Firms (each as defined in the Asset Purchase Agreement); (9) any income for any gain, or expense for any loss, of Contractor or McGladrey or any income for funds received by McGladrey or Contractor on the sale of the Mutual Fund Business (as defined in the Asset Purchase Agreement); and (10) up to One Hundred Thousand Dollars ($100,000) per year compensation expenses corresponding to the grant of Block stock options to employees or equity owners of McGladrey pursuant to the Asset Purchase Agreement and after Contractor's and McGladrey's aggregate share of FICA, federal and state unemployment taxes, Medicare, and workers' compensation payments all as determined in accordance with GAAP.

                                PERFORMANCE BONUS

----------------------------- --------------------------- ----------------------

                                      Percentage                 Performance
                                          of                        Bonus
           Profit                    Target Bonus                  Amount
       (in millions)

----------------------------- --------------------------- ----------------------
            $90                            0%                     $        0
             95                           33.3%                       48,000
            100                           66.7%                       96,000
            105                          100.0%                      144,000
            110                          133.3%                      192,000
            115                          166.7%                      240,000
            120                          200.0%                      288,000
----------------------------- --------------------------- ----------------------


         During the Term, the Performance Bonus shall be calculated for the period from August 1-July 31 (the "Bonus Calculation Period") and shall be distributed to the Managing Director on or before September 15 following each Bonus Calculation Period.

                                  SCHEDULE 5.3
                                    BENEFITS


          1. DEFERRED COMPENSATION PLAN. The Senior Managing Director will be eligible to participate in the Deferred Compensation Plan developed by Block for certain partners or principles of McGladrey.


          2. STOCK OPTIONS. On the Closing Date (as defined in the Asset Purchase Agreement), the Senior Managing Director will be awarded stock options for 21,000 shares of Block common stock, no par value (the "Block Common Stock"), which options shall (a) have an option exercise price per share equal to the closing price of the Block Common Stock on the New York Stock Exchange on the Closing Date (the "Grant Date") (or, if the Closing Date is a date on which such common stock is not traded on the New York Stock Exchange, on the last trading day preceding the Grant Date); and (b) in all respects be granted and governed by the terms of the H&R Block, Inc. 1993 Long Term Executive Compensation Plan and (c) be evidenced by stock option agreements. Such option shall vest as follows: 40% upon the third anniversary of the Grant Date; 30% upon the fourth anniversary of the Grant Date; and 30% upon the fifth anniversary of the Grant Date provided that such vesting shall be accelerated upon retirement at or after age 55.











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